NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

FOR IMMEDIATE RELEASE

STAGE STORES, INC. STRONGLY DENIES ALLEGATIONS OF SECURITIES LAWS
                           VIOLATIONS
                 ______________________________

HOUSTON, TX, April 1, 1999 -- Stage Stores, Inc. (NYSE: SGE) today issued a strong denial of allegations of securities laws violations contained in a class action lawsuit filed on March 30, 1999 in the United States District Court for the Southern
District of Texas.

The complaint against Stage and certain of its officers, directors, underwriters and controlling shareholders seeks class action certification on behalf of persons who purchased Stage Stores, Inc. common stock during a certain period of time. The suit alleges generally that the defendants made false or misleading statements or omissions relating to Stage's acquisition of C.R. Anthony Company as well as Stage's business and prospects and seeks unspecified damages.

Carl E. Tooker, Chairman, President and Chief Executive Officer, stated, "The claims contained within the suit are completely without merit and have no basis in law or fact. Stage will vigorously contest all allegations contained in the complaint and we categorically deny that any securities laws were violated by the Company or any of its officers or directors."

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 679 stores in 34 states at the end of the fourth quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.
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